Exhibit 99.7

Reverse Stock Split Disclosure

On November 18, 2019, DarioHealth Corp. (the “Company”) effected a one-for-twenty (1:20) reverse stock split of its common stock (the “Reverse Split”). No fractional shares were issued, and no cash or other consideration were paid as a result of the Reverse Split. Instead, the Company issued one additional whole share of the post-Reverse Split common stock to any shareholder who otherwise would have received a fractional share as a result of the Reverse Split.

With respect to the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, which are incorporated by reference into this Registration Statement on Form S-8, the effect of the Reverse Split with respect to the stockholders’ equity accounts in the Condensed Consolidated Balance Sheets, and in all share data in the Condensed Consolidated Financial Statements, is reflected below. With respect to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this Registration Statement on Form S-8, the effect of the Reverse Split on per share amounts and weighted average common shares outstanding for each of the two fiscal years ended December 31 are as follows:

	Nine months ended September 30,		Six months ended June 30,		Three months ended						Year ended December 31,
	2019	2018	2019	2018	September 30, 2019	September 30, 2018	June 30, 2019	June 30, 2018	March 31, 2019	March 31, 2018	2018	2017

Net loss attributable to holders of Common Stock	$13,563	$13,313	$10,758	$9,250	$2,805	$4,063	$5,382	$6,331	$5,376	$2,919	$18,296	$15,998

Basic loss per share	$5.52	$13.49	$5.43	$10.42	$1.11	$3.45	$2.53	$6.39	$2.93	$3.91	$15.63	$33.23

Weighted average number of common stock used in computing basic and diluted net loss per share	2,455,092	986,665	1,982,720	887,903	2,536,513	1,176,666	2,125,991	990,095	1,837,858	747,152	1,170,645	481,413

Outstanding shares as of:

	December 31,		March 31,		June 30,		September 30,
	2018	2017	2019	2018	2019	2018	2019	2018

Common Stock of $0.0001 par value - Issued and Outstanding as off	1,830,389	703,712	1,841,059	824,008	2,142,969	1,054,070	2,184,192	1,284,586

Preferred Stock of $0.0001 par value - Issued and Outstanding as off	-	-	-	61,704	-	-	-	94,513